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                                   EXHIBIT 99



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FOR IMMEDIATE RELEASE

         For Additional Information Contact:
         David B. Barbour, President and Chief Executive Officer
         Lisah M. Frazier, Chief Financial Officer and Chief Operating Officer
         (606) 326-2800
         Fax (606) 326-2801
         www.classicbank.com





CLASSIC BANCSHARES, INC. REPORTS AN 85% INCREASE IN EARNINGS FOR ITS SECOND
                            QUARTER 2002 FISCAL YEAR

         Ashland, Kentucky, -- October 31, 2001 -- Classic Bancshares, Inc. (NASDAQ - CLAS) reported net income of $544,000, or $.50 per diluted share for the second quarter ended September 30, 2001 compared to net income of $295,000, or $.27 per diluted share for the same period in 2000. Net income for the six months ended September 30, 2001 was $957,000, or $.87 per diluted share compared to $578,000, or $.53 for the same period in 2000.

         Classic Bancshares' assets increased $8.9 million from $187.9 million at March 31, 2001 to $196.8 million at September 30, 2001 primarily due to an increase in loans. Loans increased $8.2 million from $138.9 million at March 31, 2001 to $147.1 million at September 30, 2001. The growth in the Company's portfolio was primarily in commercial real estate, consumer and commercial business loans. The growth in loans was funded by an increase in deposits of $2.7 million and an increase in borrowings of $4.1 million. Due to the decline in interest rates during the period, management chose to utilize low cost, short-term borrowings versus deposits to fund loan growth. Management continues to strategically focus on structuring a balance sheet that enhances the Company's net interest margin while managing its interest rate position.

         The Company has maintained asset quality despite the recent concerns of a downturn in the economy. Management continues to adhere to stringent underwriting standards in order to maintain asset quality. Total non-performing assets were .5% of total assets at September 30, 2001 compared to .5% at March 31, 2001. The Company recorded a provision for loan losses of $141,000 for the six-month period and had net charge-offs of $71,000 for the six-month period resulting in an allowance for loan losses of $1.5 million at September 30, 2001. The allowance at September 30, 2001 was equal to 216% of total non-performing loans, 160% of non-performing assets and 1.0% of total loans receivable.

         President and Chief Executive Officer, David B. Barbour stated that, "Our second consecutive quarter of record earnings, coupled with solid asset quality, strong internal growth and improved operating efficiencies bodes well for the future despite uncertain economic conditions." Chief Financial Officer and Chief Operating Officer, Lisah M. Frazier further stated that, "Management continues to focus on increasing levels of net interest income through growth of the Company's interest-earning assets while utilizing the lowest cost of funds. The Company's strategic focus remains the structuring of a balance sheet resilient to interest rate changes. Consistent with the Company's strategic plan, management continues to place emphasis on the growth of non-interest income through the control of fee waivers and an effective fee schedule. Cost control strategies have been successful notwithstanding the opening of an additional banking office in March 2001 and remains a strategic goal in future periods."

         Net interest income increased $255,000 to $1.8 million for the second quarter ended September 30, 2001 compared to $1.6 million for the second quarter ended September 30, 2000. The net interest margin increased to 4.4% for the quarter ended September 30, 2001 compared to 4.1% for the same period in 2000. Net interest income increased $281,000 to $3.5 million for the six months ended September 30, 2001


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compared to $3.2 million for the same period in 2000. The net interest margin was 4.2% for the six months ended September 30, 2001 compared to 4.1% for the same period in 2000. The increase in net interest income was due to an increase in interest income as a result of an increase in the average volume of loans offset by a decline in interest rates. Net interest income also increased due to a decrease in interest expense as a result of a significant decline in interest rates. A significant portion of the Company's interest-bearing liabilities have repriced in the lower interest rate environment resulting in a reduction of interest expense in the current period.

         Non-interest income was $345,000 for the quarter ended September 30, 2001 compared to $256,000 for the quarter ended September 30, 2000. Non-interest income was $679,000 for the six months ended September 30, 2001 compared to $511,000 for the six months ended September 30, 2000. Non-interest income increased primarily due to an increase in fees and service charges on deposit accounts. The increase in fees and service charges on deposits is the result of an increased deposit base, a focus on fee preservation through a stringent waiver policy and an awareness of new fee opportunities without placing the Company at a competitive disadvantage.

         Non-interest expense decreased approximately $28,000 for the quarter ended September 30, 2001 as compared to the same quarter in 2000. Non-interest expenses decreased approximately $93,000 for the six months ended September 30, 2001 as compared to the same period in 2001. Non-interest expenses decreased due to the consolidation of the Company's subsidiaries in March 2001 and the implementation of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets resulting in the discontuance of the amortization of the Company's goodwill effective April 1, 2001. These decreases were offset by additional expenses related to the opening of an additional banking office in the Paintsville market area in March 2001.

         Stockholders' equity was $21.2 million at September 30, 2001 compared to $20.5 million at March 31, 2001.

         Classic Bancshares, Inc. also announced that the Company would pay a quarterly cash dividend of $.08 per share. The dividend will be payable on November 12, 2001 to shareholders of record on October 29, 2001.

         Classic Bancshares, Inc. also reported that it has purchased 14,800 shares pursuant to the Company's stock repurchase program announced on May 3, 2001. The reacquired shares are being held as treasury shares and will be used for general corporate purposes. The Company currently holds 197,600 shares as treasury shares.

         Classic Bancshares, Inc. is headquartered in Ashland, Kentucky and has one subsidiary, Classic Bank. Classic Bank operates at 344 Seventeenth Street, Ashland, Kentucky with six branch offices located in Boyd, Carter, Greenup and Johnson counties in Kentucky.

         When used in this press release, the words or phrases "should result," "will likely result", "are expected to", "will continue", "is anticipated", "estimate", "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including changes in economic condition in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed could affect the Company's financial

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performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

         The Company does not undertake-and specifically declines any obligation-to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.


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                             SELECTED FINANCIAL DATA

     The following table sets forth selected financial data of Classic Bancshares, Inc. as of September 30, 2001 and March 31, 2001 and for the three and six months ended September 30, 2001 and 2000.



                                                                          Sept. 30,                     March 31,
                                                                             2001                         2001
                                                                             ----                         ----
                                                                                       (In Thousands)
SELECTED FINANCIAL CONDITION DATA:
Total Assets                                                              $196,781                      $187,860

Cash and other interest bearing deposits
     with other financial institutions                                       6,118                         5,606

Loans receivable, net                                                      147,075                       138,862

Investment securities:
     Available for sale                                                     25,718                        26,188

Mortgage-backed securities:
     Available for sale                                                      2,861                         3,445

Goodwill                                                                     5,555                         5,555

Deposits                                                                   148,173                       145,430

Federal funds purchased and securities sold under
     Agreement to repurchase                                                 4,497                         3,180

FHLB advances                                                               20,715                        16,636

Stockholders' Equity, subject to certain restrictions                       21,236                        20,460





                                                                     Three Months Ended             Six Months Ended
                                                                          September 30,                September 30,
                                                                          -------------                -------------
                                                                 2001              2000         2001            2000
                                                                 ----              ----         ----            ----
                                                                                                      (In Thousands)
SELECTED OPERATIONS DATA:
Total interest income                                      $    3,477         $   3,432     $  6,887      $    6,742

Total interest expense                                          1,642             1,852        3,416           3,552
                                                                -----             -----        -----           -----
    Net interest income                                         1,835             1,580        3,471           3,190

Provision for loan losses                                          71                55          141             124
                                                                -----             -----        -----           -----
    Net interest income after provision
    for losses on loans                                         1,764             1,525        3,330           3,066
                                                                -----             -----        -----           -----
Fees and service charges                                          293               220          589             437

(Loss) gain on sale of securities                                   1                 -            1               -

Other noninterest income                                           51                36           89              74
                                                                -----             -----        -----           -----

    Total noninterest income                                      345               256          679             511

    Total noninterest expense                                   1,373             1,401        2,732           2,825
                                                                -----             -----        -----           -----

Income before income taxes                                        736               380        1,277             752

Income tax expense (benefit)                                      192                85          320             174
                                                                -----             -----        -----           -----
    Net income                                              $     544          $    295      $   957        $    578
                                                                =====             =====        =====           =====

Basic earnings per share                                        $0.51             $0.27        $0.90           $0.53
Fully diluted earnings per share                                $0.50             $0.27        $0.87           $0.53

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


                                                                          At or for the                At or for the
                                                                     Three Months Ended             Six Months Ended
                                                                          September 30,               September 30,
                                                                          -------------               -------------
                                                                 2001              2000         2001            2000
                                                                 ----              ----         ----            ----
OTHER DATA:
Return on average assets (ratio of annualized
   net income to total average assets)                           1.1%               .7%         1.0%             .6%
Return on average equity (ratio of annualized
    net income to total average equity)                          10.3               6.1          9.2             6.0
Net interest margin* (FTE)                                        4.4               4.1          4.2             4.1
Non-performing assets to total assets                             0.5               0.7          0.5             0.7
Allowance for loan losses to non-performing loans               216.0             154.5        216.0           154.5
Allowance for loan losses to loans receivable, net                1.0               1.0          1.0             1.0
Adjusted non-interest expenses/ Total revenues**                 60.5              72.7         63.1            72.7
Book value per share                                           $18.89            $16.78       $18.89          $16.78
Tangible book value per share                                  $13.95            $11.90       $13.95          $11.90
Total shares outstanding                                    1,124,172         1,165,256    1,124,172       1,165,256

Number of full service offices                                      7                 6            7               6

Number of ATM locations                                            17                14           17              14


* Net interest income (FTE) annualized divided by average earning assets. ** Total revenues = Net interest income (FTE) + non-interest income.